Exhibit 10.3

August 31, 2011

Michael P. Russon
SKYLINE OIL, LLC
1517 N. Grove Drive
Alpine, Utah 84004

Re:  Moroni Prospect, Sanpete County, Utah

Dear Mike:

This letter will serve to confirm our understanding and agreement between Richfield Oil & Gas Company (“Richfield”), and Skyline Oil, LLC (“Skyline”) as follows:

WHEREAS, Freedom Oil & Gas, Inc. (“Freedom”) entered into an agreement with Skyline on January 26, 2011 (the “Freedom Agreement”) to acquire a 20.0% working interest (WI) in an area of mutual interest covering all of T-15-S, R-3-E, Sanpete County, Utah, and rights to acquire and retain a 50.0% WI in the well known as the Cimarron Energy #1-AXZH, API #43-039-30007 (the “Moroni Well”) and in the surrounding 320-acre spacing unit; and

WHEREAS, Freedom was acquired by Hewitt Petroleum, Inc. (“HPI”) on March 31, 2011, HPI merged into Richfield Oil & Gas Company (“Richfield”) on April 8, 2011, and Freedom was merged into Richfield on June 20, 2011; and

WHEREAS, Richfield entered into a ROFR agreement with Skyline on April 15, 2011 (the “Richfield Agreement”), whereby in exchange for $25,000 Skyline granted Richfield the option to acquire an additional 30.0% WI in approximately 5,000 gross acres — later identified as the nine (9) square miles surrounding the Moroni Well consisting of sections 10, 11, 12, 13, 14, 15, 22, 23, and 24, T-15-S, R-3-E, Sanpete County, Utah, deemed to be “Phase I Leasing,” with a larger area of mutual interest (AMI) generally defined in such agreement as T14-15S, R3-4E, SLM, Sanpete County, Utah (as specifically set forth on Exhibit “A” attached to the Richfield Agreement), in exchange for an obligation to pay $250,000 and meet certain additional financing conditions on or before November 1, 2011; and

WHEREAS, Freedom (Richfield) has paid its 20.0% share of all Phase I Leasing costs billed by Skyline; and

WHEREAS, Freedom (on behalf of Richfield) entered into an agreement with Oxbow Properties, Inc. (“Oxbow”) on May 20, 2011 to acquire the Moroni Well and associated tubular goods, equipment and oil in the tank, on behalf of Skyline and Richfield on a 50-50 cost basis, which closed on August 15, 2011, with Hewitt Operating, Inc. as Utah Operator of the well; and

WHEREAS, on or about July 19, 2011, Skyline gave notice to Richfield of its intent to acquire approximately 25,000 – 30,000 acres within the AMI outside of Phase I Leasing, deemed to be “Phase II Leasing,” at an estimated cost of $300,000 to Richfield’s 50.0% WI; and

WHEREAS, as a result, Richfield would be required to pay both the $250,000 under the Richfield Agreement for its 30.0% share of Phase I Leasing and an additional $300,000 for its 50.0% share of the proposed Phase II Leasing; and

WHEREAS, on or about July 19 or 20, 2011, the management of Richfield analyzed the situation and determined that: (a) the company could not afford to participate in Phase II Leasing due to lack of funds, and (b) assuming that the company could obtain the $300,000 required to participate in Phase II Leasing, nevertheless, it would be in the best interests of the company to spend any extra funds to acquire available leases within its Fountain Green project, and verbally waived Richfield’s rights to participate in the proposed Phase II Leasing, committed; and

WHEREAS, Skyline relied on such representations and decisions as conveyed by Richfield’s management and moved ahead with other sources to pay for Phase II Leasing; and

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereby amend the Freedom Agreement and the Richfield Agreement as follows:

1.  Leasing.  Richfield and Skyline confirm their acceptance of the facts, agreements and understandings as set forth above, and effective as of July 19, 2011, Richfield hereby waives its rights to participate with Skyline in Phase II Leasing equal to approximately 25,000 - 30,000 acres.

2.   AMI.  Richfield and Skyline do not waive any obligations or rights to participate in any additional leasing within the AMI, as set forth in paragraphs 2 and 6 of the Richfield Agreement, which is hereby deemed to be “Phase III Leasing.”

3.   Farmout.  Richfield and Skyline shall continue to cooperate in efforts to farmout the project for the mutual benefit of both companies.

4.  Assignment. Richfield hereby assigns and conveys to Skyline title to 50.0% of the Moroni Well, tubular goods, equipment and oil in the tank as set forth on the attached Bill of Sale.

5.   No Other Changes.  Except as modified and amended hereby, the Freedom Agreement and the Richfield Agreement shall remain unchanged and in full force and effect.

ACCEPTED & AGREED:

SKYLINE OIL & GAS, LLC

By:	/s/ Michael P. Russon	Dated: August 31, 2011
Michael P. Russon, Managing Member

RICHFIELD OIL & GAS COMPANY,

By:	/s/ J. David Gowdy	Dated: August 31, 2011
J. David Gowdy, President/CEO